EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-08601 of American Radio Systems Corporation on Form S-8 and Form S-3 of our report dated March 13, 1996 on the statement of net assets to be sold of The Ten Eighty Corporation for the year ended December 31, 1995 appearing in this Current Report on Form 8-K/A (Amendment No. 2) of American Radio Systems Corporation.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 1, 1996